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                                                           FOR IMMEDIATE RELEASE

                                  NEWS RELEASE

           MDSI TO TAKE ONE-TIME CHARGES AND DISCUSSES THIRD QUARTER
                                    OUTLOOK

Richmond, BC, September 10, 1997 -- MDSI Mobile Data Solutions Inc. (Nasdaq:
MDSIF; TSE, ME: MMD) announced today that it will take one-time charges against earnings in the third quarter ended September 30, 1997, principally relating to the restructuring of certain acquired operations and reflecting the increased cost estimates to complete certain legacy contracts acquired as part of the Spectronics Microsystems Limited ("Spectronics") acquisition. The Company anticipates the one-time charges will total approximately US$4.5 million.

Commented Erik Dysthe, Chairman & CEO of MDSI, "The completion of certain large custom contracts for the installation of the Company's taxi dispatch system, has hampered our financial performance since the acquisition of Spectronics in June 1996. Despite the initial provision of reserves for cost overruns to complete these projects at the time of acquisition, we now recognize that these initial reserves were insufficient, and that we will incur additional costs to complete these projects. Our primary goal, as always, is to ensure that these customer systems are fully operational and that our customers are completely satisfied. Additionally, we are taking measures to restructure our UK operations to ensure that these problems do not further impact other customers and future prospects. We are taking the one-time charges to recognize the costs of restructuring the UK operations and the anticipated additional costs to complete these contracts and obligations during the warranty periods."

In addition, the Company announces that it anticipates earnings for the third quarter, before one-time charges, will be below market expectations due to losses in the restructured operations and delays in the signing or implementation of certain contracts in its other operating divisions.

Added Dysthe, "The fundamentals of our business remain strong. We have been impacted by several items this quarter. We are taking actions to quantify and resolve these issues this quarter and to minimize the impact on subsequent results."

MDSI also announced today that Erik Dysthe, Chairman & CEO, will assume the additional role of managing the Land Transport Division on an interim basis, replacing Robin Fay the previous Managing Director who has since departed from the Company.

This release contains forward-looking statements which are made under the "safe harbour" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are dependence on large contracts and concentration of customers, integration of acquisitions, potential fluctuations in quarterly operating results, and the management of growth. In addition, the expected financial results contained in this press release are preliminary and the Company has not yet finalized its financial results for the quarter. Further information regarding these and other key risk factors which could affect the Company's financial results are included in the Company's Form 10-K for its fiscal year ended December 31, 1996, filed with the SEC.

The Company will report its results for the third quarter ended September 30, 1997 during the week of October 27, 1997.

MDSI is a leading provider of mobile data solutions for the management of mobile workforces to companies seeking to improve their competitive edge.

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For further information contact:               R#:97.08.13
Nancy McLeod, Investor Relations               MDSI Mobile Data Solutions, Inc.
Ph:  (604) 270-9939 Fax:  (604) 270-1310       web site:  www.mdsi-advantex.com
Shareholders' Line:  800-665-4789